Exhibit 99.1

www.mscibarra.com

Patrick Tierney Joins MSCI Inc. Board of Directors

NEW YORK – May 26, 2010 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics, announced today that Patrick Tierney will join the MSCI Inc. Board of Directors effective June 7, 2010. In addition, Mr. Tierney will join the Audit Committee of the Board of Directors.

Mr. Tierney retired in February 2008 from Reed-Elsevier, where he served on the Board of Directors and Management Committee and had served as the CEO of its Harcourt division since 2002. Prior to that, Mr. Tierney served as the CEO of Thomson Financial from 2000 to 2002 and as CEO of the Scientific, Technical, Healthcare, Business Information, Database and select Education business of The Thomson Corporation from 1997 to 2000. Mr. Tierney served on the Executive Committee of Knight-Ridder from 1991 to 1997. He holds a B.S. in Business and an M.B.A. from the University of Colorado.

“We are very pleased that Pat has agreed to join the MSCI Board of Directors. His long, successful career in the financial information and education business will bring additional insights and knowledge to the MSCI management team and Board that will help us continue to deliver value to our clients. The addition of Pat to the Board demonstrates our commitment to a strong, independent and experienced Board that can guide the strategic direction of MSCI and support and counsel the management team in executing its ambitious growth plans,” said Henry Fernandez, Chairman and CEO of MSCI Inc.

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which include over 120,000 indices calculated daily across more than 70 countries, and the Barra risk models and portfolio analytics, which cover 59 equity and 48 fixed income markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. contact:

Edings Thibault, MSCI, New York	+1.866.447.7874

For media enquiries please contact:

Sally Todd | Clare Milton, Penrose Financial, London	+44.20.7786.4888
Steven Bruce | Patrick Clifford, Abernathy MacGregor, New York	+1.212.371.5999